EXHIBIT 8.1

[HELLER EHRMAN LETTERHEAD]

_______, 2005

Mercer International Inc.
Suite 2840, 650 West Georgia Street
Vancouver, British Columbia, Canada V6B 4N8

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Agreement and Plan of Merger dated as of July __, 2005 (the “Merger Agreement”), by and among Mercer International Inc., a Massachusetts trust organized under the laws of Washington (“Mercer”), Mercer Delaware Inc., a Delaware corporation ("Mercer-DE"), and Mercer International Regco Inc., a Washington corporation ("Mercer-WA"). Pursuant to the Merger Agreement and the registration statement on Form S-4 filed with the Securities and Exchange Commission, as amended at any time to and including the date hereof (the “Registration Statement”), Mercer will merge with and into Mercer-DE, followed immediately thereafter by Mercer-DE merging with and into Mercer-WA (collectively, the "Conversion").

Except as otherwise provided, capitalized terms used but not defined in this opinion have the meanings set forth in the Merger Agreement and the Registration Statement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

You have requested our opinion concerning the description of the material U.S. federal income tax consequences of the Conversion described in the Registration Statement. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Merger Agreement (including exhibits thereto), the Registration Statement (including exhibits thereto), and such other documents pertaining to the Conversion as we have deemed necessary or appropriate. We also have relied upon (without any independent investigation) a certificate setting forth certain representations executed by an officer of Mercer (the “Tax Representation Letter”).

In connection with rendering this opinion, we have assumed (without any independent investigation) that:

1.    Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Conversion) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

Mercer International Inc.
_____, 2005

2.     Any representation or statement in any document referred to above made “to the knowledge of,” “to the best of the knowledge” or otherwise similarly qualified is correct without such qualifica-tion. As to all matters in which a person or entity making a representation in any document referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

3.     All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and will continue to be true and correct in all material respects as of the Effective Time of the Conversion and all other relevant times, and no actions have been (or will be) taken which are inconsistent with such representations.

4.     The Conversion will be reported by Mercer, Mercer-DE and Mercer-WA for federal and state income tax purposes in a manner consistent with the opinion set forth below.

5.     The Conversion will be consummated in accordance with the Merger Agreement (and without any waiver, breach or amendment of any of the provisions thereof), and the Registration Statement, and will be effective under the applicable state laws.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, we are of the opinion that the discussion set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Conversion” constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the Conversion generally applicable to a Mercer shareholder.

This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regu-lations and published rulings and procedures, all as in effect as of the date of this opinion. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

Mercer International Inc.
_____, 2005

This opinion concerning certain of the United States federal income tax consequences of the Conversion is limited to the specific United States federal income tax consequences presented above, and does not address any other federal, state, local or foreign tax consequences that may result from the Conversion or any other transaction (including any transaction undertaken in connection with the Conversion, other than the Proposed Delaware Reincorporation and the Proposed Washington Reincorporation).

No opinion is expressed as to any transaction other than the Conversion as described in the Merger Agreement and the Registration Statement or to any transaction whatsoever, including the Conversion, if all the transactions described in the Merger Agreement and the Registration Statement are not consummated in accordance with the terms of such Agreement and the Registration Statement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We consent to the use of this opinion as an exhibit to the Registration Statement, to references to this opinion in the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”) or the rules or regulations promulgated thereunder or that we are experts with respect to any portions of the S-4 Registration Statement within the meaning of the term “experts” as used in the Securities Act, or the rules or regulations promulgated thereunder. The filing of this opinion as an exhibit to the S-4 Registration Statement and the references to the opinion and our firm therein are not intended to create liability under applicable state law to any person other than Mercer, our client.

Very truly yours,

HELLER EHRMAN LLP